Exhibit 99.1
Earnings Call Transcript Q3/2009
Final
RAE Systems Inc. (NYSE AMEX: RAE)
Q3 2009 Financial Release Conference Call
November 4, 2009, 1:30 p.m. PDT
Corporate Participants
•	Bob Durstenfeld — RAE Systems, Inc. — Director IR
•	Bob Chen — RAE Systems, Inc. — CEO
•	Randy Gausman — RAE Systems, Inc. — CFO
Conference Call Participants
•	Brian Ruttenbur — Morgan Keegan — Analyst
•	Ken Liddy — Wells Fargo — Analyst
Presentation

Operator	1
Good day, ladies and gentlemen, and welcome to the RAE Systems Incorporate Third Quarter 2009 Earnings Conference Call. My name is Kiana, and I will be your operator today. At this time, all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of this conference. (Operator instructions.)
I would now like to turn the call over to Mr. Bob Durstenfeld, Director of Investor Relations. You may proceed.
Mr. Bob Durstenfeld:
Thank you Kiana. Good afternoon and thank you for joining us today. With me today are Bob Chen, our Chief Executive Officer and Randy Gausman our Chief Financial Officer. If you have not seen this afternoon’s earnings release, it can be retrieved from our website at raesystems.com. If you would like a replay of this conference call, it can be retrieved two hours after this call from our website or from links in the call announcement.
I would like to remind you that the matters that we will be discussing today include forward-looking statements, as that term is used in Section 21E of the Securities Exchange Act of 1934, and as such, are subject to risks and uncertainties. Forward-looking statements may include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of RAE Systems and its subsidiaries; and other statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the results of ongoing discussions with the Department of Justice and Securities and Exchange Commission regarding the company’s alleged violations of the FCPA, the general economic and industry factors and receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at www.sec.gov or our website. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.
As a reminder, we will not be commenting on analyst models.
Today, Bob Chen will discuss our 2009 third quarter highlights and our outlook for the final quarter of 2009. Randy Gausman will review the financial results for the third quarter ended

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September 30, 2009 and comment on the guidance for the rest of 2009. Before the Question and Answer session, Bob Chen will provide a business summary.
I’ll now turn the call over the Bob Chen. Bob go ahead please...?
Mr. Bob Chen:
Thank you, Bob. Good afternoon and thank you for joining us for our conference call. As we look at our global business, we are taking steps to ensure our long-term success. We are carefully controlling the use of cash and managing our operating expenses. In fact, since the end of 2008, we have generated 1.3 million dollars in cash, increasing our balance sheet to 16.2 million dollars as of September 30, 2009. Through prudent cost management, we delivered a non-GAAP profit for the quarter on significantly lower revenue compared with the third quarter of 2008. I am confident we have initiatives in place to control all of our businesses and run them with increased efficiency.
Now, on to a review of the quarter:
Third quarter 2009 revenue was 19.9 million dollars, which was unchanged from the 19.9 million dollars that we reported for the second quarter of 2009, and down 31 percent when compared to the third quarter of 2008. The year-over-year decrease was primarily due to three principal factors.
•	First, we continued to be negatively impacted by the worldwide economic downturn.

•	Second, we recorded two significant non-recurring orders in the third quarter of 2008: One from the United States National Guard and another from the Beijing International Airport for the 2008 Beijing Summer Olympics.

•	And third, we had a disruption of sales activity in our China operations due to recent management changes.
Although no assurances can be given as to the final settlement amount, the company accrued $3.5 million dollars in the third quarter related to a potential settlement of its Foreign Corrupt Practices Act investigation by the Department of Justice and the Securities and Exchange Commission. The company is cooperating with the DOJ and SEC to resolve this matter in a timely manner.
Over the past quarter, we have made significant improvements in our China operations. We have changed the executive management team at both RAE Beijing and RAE Fushun; we expect these changes to accelerate our revenue growth and drive profitability at those operations. We are implementing a plan to consolidate certain operations in China to reduce operating expenses and divest the company of certain under-utilized assets. We expect the execution of our consolidation plans to be completed in the second half of next year, or earlier if possible. We remain focused on improving our business practices in China to increase our accounts receivable collections and reduce our investment in inventory. Our expectation for the China market remains strong, and we anticipate ongoing demand for our products from energy, steel and coal mine safety.
We continue to invest in our technology, and in the third quarter we received a United States patent, with other regions pending, for a new radiation sensor that is both a gamma radiation detector and a dosimeter. In our radiation products business we also secured two significant radiation detection orders: one from the Singapore Civil Defense Force and the other from the Los Angeles County Sherriff’s Department. We also received a radiation monitoring system

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order from the China Environmental Protection Bureau to track the movement of radioactive sources.
In the Americas, Europe and Asia Pacific, our product mix continues to evolve as certain customers look to save money and extend the useful life of their instruments by replacing parts and sensors. Our strongest markets in the third quarter were global energy for worker safety compliance products and our U.S. Government business that includes hazardous material management and first responders. Since the introduction of the QRAE 2 and ToxiRAE 3, we have seen our market share increase in worker safety compliance market and we expect this to continue.
In the energy market, we signed two long-term “preferred supplier” contracts in the Middle East. We have also won orders in the U.S., Europe, Middle East and China because of our ability to meet our customers’ gas detection needs, from portable instruments to wireless systems and benzene monitoring. We secured a notable order from Australia for the deployment of our new MeshGuard wireless monitoring system. This MeshGuard system is being used to monitor flammable methane levels in coal beds’ gas extraction.
These wins have offset some softness in the use of our products for refinery plant turnarounds as facility retrofits are being deferred. We believe this is in part due to decreased domestic oil demand. We expect to successfully compete for this business when the projects become available.
In China, we received two new orders for large digital coal mine safety systems. We anticipate completing these system projects in the first and second quarters of next year. Both of these installations will be at coal mines located in China’s Northern provinces.
Regarding our Government HazMat and First Responder business, we received orders for our AreaRAE wireless systems to equip Urban Search and Rescue teams, municipal fire departments, state emergency management departments as well as regional mutual-aid programs. This is the result of our successful initiative to help us grow our first responder business and market by encouraging states and municipalities to participate in the New York State, Hazardous Incident Response Equipment contract. This contract streamlines the state purchasing process for our products.
In the Americas, the United States Air Force and Navy purchased MultiRAE Plus wing-tank entry kits for the ongoing detection of flammable and toxic jet fuel in flight-line operations. In the industrial sector, we received key wins in China, Germany and Taiwan for systems and instruments for use in steel mills, metal plating facilities and semiconductor production and contamination control.
In summary, we are controlling our spending, and we remain focused on our overall mission of delivering safety and security solutions to a satisfied global customer base. With that I would now like to turn the call over to Randy Gausman for the financial update. Randy, please go ahead.
Mr. Randy Gausman
Thank you, Bob.
We have managed a number of challenges this year. We have reduced costs and achieved non- GAAP profitability of $11,000 on revenue of $19.9 million in the third quarter. As Bob previously commented, we booked an accrual of $3.5 million in the third quarter related to a potential FCPA settlement with the DOJ and SEC. This accrual resulted in a GAAP net loss of $3.5 million or $0.06 per share compared with a third quarter 2008 GAAP net income of

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$554,000 or $0.01 per share on revenue of $28.8 million.
The decrease in year-over-year quarterly revenue was due to three factors:
•	We were negatively impacted by the global economic recession;

•	In the third quarter of 2008, we received nonrecurring orders from the US National Guard and Beijing International Airport related to last summer’s Olympic Games.

•	And, our China sales, primarily in Fushun, were negatively impacted by the disruption in operations attributed to recent management changes.
For the third quarter, the Americas contributed 46 percent of our total revenue, Asia contributed 37 percent and Europe contributed 17 percent.
Gross margin for the third quarter was 52 percent, compared with 55 percent for the same quarter of 2008. The decrease reflects the fact that the two large orders in the year ago period were at higher margins than our current product sales mix.
Sales and marketing expenses were $4.3 million in the third quarter of 2009, down from $5.2 million for the same quarter of 2008, reflecting reduced headcount, travel and participation at non-critical trade shows.
Third quarter research and development spending was $1.8 million, compared with $1.5 million. The increase reflected headcount additions in certain key engineering positions and continued new project prototype spending.
G&A expenses, which included a $3.5 million accrual for our FCPA related investigation, were $8.1 million, compared with $7.7 million, for the 2009 third quarter. If not for the FCPA accrual, G&A spending would have been $4.6 million, or 40% less than the prior year quarter. Overall, total operating expenses for the third quarter of 2009 were $14.2 million, which included the $3.5 million accrual. This compares to $14.4 million for the third quarter of 2008. Year-to-date revenue was $58.9 million and $71.4 million for the nine months ended September 30, 2009 and 2008, respectively. For the nine months ended September 30, 2009, the non-GAAP net loss was $3.2 million or $0.05 per share and the GAAP net loss was $6.7 million or $0.11 per share. This compares with a net loss of $2.2 million or $0.04 per share for the nine months ended September 30, 2008.
Turning to the balance sheet, we increased cash by $1.3 million to $16.2 million at September 30, 2009, compared with $14.8 million at December 31, 2008.
•	Cash provided by operating activities for the nine months ended September 30th was $4.2 million, which included a net loss of $4.0 million adjusted for non-cash items. This was offset by $8.2 million of cash generated from working capital.

•	Purchases of property and equipment for the nine month period were $2.2 million.

•	Cash used in financing activities was $0.8 million, which consisted of net bank borrowings of $1.2 million and payments on notes payable to related parties of $1.9 million.

•	And finally, we had a favorable foreign exchange gain on our cash reserves of $0.1 million.
Net, accounts receivable at September 30th was $18.6 million compared with $21.0 million at December 31, 2008. DSOs were 110 days at quarter end, compared with 95 days at December 31, 2008. The increase in DSOs is related to slower collections in our China operations. We expect collections to improve in the fourth quarter.
Net inventory at September 30th was $14.6 million compared with $17.6 million at December 31, 2008. Inventory turn was 1.8 times in the third quarter compared with 1.6 times at December 31, 2008. This represents about 161 days of inventory compared with 142 days of inventory at December 31, 2008.

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Regarding our forward looking guidance, we now expect full year 2009 revenue to be in the range of $80 million to $82 million. Due to our lower revenue expectations and the impact of the FCPA investigation, we expect to be unprofitable for the year.
Now, I will turn the call back over to Bob Chen for his closing remarks.
Mr. Bob Chen
Thank you, Randy,
While we have had challenges this year with both the economy and our operations, this past quarter we have had successes as well.
•	Through prudent asset utilization, cost management and our focus on streamlining operations, particularly in China, we reduced our non-GAAP operating expenses twenty five percent year-over-year and increased our cash balance by $1.3 million dollars since the end of 2008.

•	We expanded our presence in the energy market with several key contracts and ongoing business with oil refineries world wide.

•	We have helped our installed customer base extend their instrument life during this economic turmoil by providing replacement sensors and other consumable parts sales.

•	Our investment in R&D paid off this quarter with a new radiation sensor patent. This sensor has already been added to our GammaRAE 2R detector/ dosimeter.

•	We continue to focus on our deployment of wireless sensor networks to provide our customers with the fastest way to get both life critical and time critical information.
Given the many actions that we have taken to improve our operating efficiency and our strong global brand, we are now better prepared to weather the future economic uncertainty and to benefit from the next wave of economic growth.
I want to thank you for your ongoing support of our business.
I would now like to open the floor to questions.
Operator, please go ahead.
Q&A Session
Operator — PLEASE PROVIDE Q&A Instructions
Operator
(Operator instructions.)
Our first question comes from the line of Brian Ruttenbur of RAE Systems [sic]. You may proceed.
Brian Ruttenbur, Morgan Keegan — Analyst
I guess I’ve joined RAE Systems. Hey, this is Brian, and a couple questions in terms of legal expenses in the fourth quarter. Can you talk about where you see that going?
Randy Gausman, RAE Systems, Inc. — CFO
Brian, yes, it’s Randy. Yes, we know you’re with Morgan Keegan.
Legal expenses are certainly trailing off as we are in the process of hopefully resolving our FCPA investigation. Of course, in the third quarter of last year, legal expenses were a big part of the G&A expense. But in the last two — in the last quarter of this year, legal expenses have dropped off to around $200,000. And as we wrap this thing up, we expect that to trail off even further.
Brian Ruttenbur, Morgan Keegan — Analyst

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So $200,000 is probably a decent estimate.
Randy Gausman, RAE Systems, Inc. — CFO
Plus or minus, I would think that’s probably appropriate.
Brian Ruttenbur, Morgan Keegan — Analyst
Plus or minus $200,000 or something like that.
Randy Gausman, RAE Systems, Inc. — CFO
Plus or minus, plus or minus.
Brian Ruttenbur, Morgan Keegan — Analyst
Okay. And then —.
Randy Gausman, RAE Systems, Inc. — CFO
But I guess, Brian, the worst of the legal expenses are behind us.
Brian Ruttenbur, Morgan Keegan — Analyst
Oh, okay, very good.
And then in 2010, legal expenses are going to continue and then this thing should be settled by the end of second quarter. Is that the goal?
Randy Gausman, RAE Systems, Inc. — CFO
Frankly, we are having discussions with the government and both we and government are inclined to move this thing to an expeditious conclusion as quickly as possible. But I go out on a limb a little bit here, and hopefully we’ll get this thing wrapped up before — certainly before the second quarter of next year.
Brian Ruttenbur, Morgan Keegan — Analyst
Okay.
And then on your DSOs, what’s going on specifically that’s causing — 110, is that the highest you’ve seen ever?
Randy Gausman, RAE Systems, Inc. — CFO
It’s approaching the highest. But just a little bit of refresher, you may recall from past years that, in China, in particular, we see a big collection activity always in the — towards the end of the fourth quarter. Many of the Chinese businesses tend to pay all of the outstanding receivables — by the end of the quarter as they run out of their fiscal year, which ends the end of the calendar year.
So we — again, we reported last year that our average DSO was 95 days, and we expect to approach that level at the end of the fourth quarter.
Brian Ruttenbur, Morgan Keegan — Analyst
Okay.
Some of the other questions I have are about 2010. Can you maybe talk about where you see growth? Is there going to be growth in 2010 as you see things, and then cash generation for the ‘09 and 2010?
Bob Chen, RAE Systems, Inc. — CEO
Hello, Brian. If the economy stabilizes and, because we have introduced some good new products like the radiation products and our wireless MeshGuard sensor product, we see adoption of these innovative and productivity and cost reduction benefit to the cost customer. We see they will probably bring some wider acceptance and adoption of these products. We do see some growth in these areas.
Brian Ruttenbur, Morgan Keegan — Analyst
Okay.
And the cash generation, on the — in the fourth quarter, will you generate cash like you did this

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last quarter, bringing down DSOs and other things like that? I know, seasonally, the fourth quarter is a little weaker the third quarter, is that right?
Randy Gausman, RAE Systems, Inc. — CFO
Sometimes it is, sometimes it isn’t. Of course, third quarter last year was an unusual quarter with those two large orders that we had. But setting aside for a moment the $3.5 million accrual for the FCPA settlement, that — depending upon how that finally gets resolved, there may be a payment in the fourth quarter related to that. But in terms of cash generated from operations, we expect, with the acceleration of receivables collections in the fourth quarter, that we would expect to generate positive cash in the fourth quarter.
Brian Ruttenbur, Morgan Keegan — Analyst
Okay,And then in 2010, the goal is to have positive cash generation and some — it sounds like some top line growth.
Randy Gausman, RAE Systems, Inc. — CFO
That would be a fair assumption.
Brian Ruttenbur, Morgan Keegan — Analyst
Okay, great. Thank you very much.
Randy Gausman, RAE Systems, Inc. — CFO
Okay.
Bob Chen, RAE Systems, Inc. — CEO
Thank you
Operator
(Operator instructions.)
Our next question comes from — I do apologize, that question has been withdrawn. Our next question comes from the line of Ken Liddy of Wells Fargo. You may proceed.
Ken Liddy, Wells Fargo — Analyst
Hi, Bob and Bob and Randy.
Are you seeing any increased opportunities related to stimulus spending in the US or China?
Bob Chen, RAE Systems, Inc. — CEO
Certainly, in the US, we see some of the stimulus spending, like the municipalities and also from FEMA. These are definitely with stimulus money.
In China, we saw the infrastructure spending continue, some of the steel mill, and also the energy sector — because the GDP is going back to be higher than 8.2 for the year in China, we do see the stimulus is having a positive impact to us.
Randy Gausman, RAE Systems, Inc. — CFO
Also, Ken, just we — in our comments in our opening remarks, we saw — we did receive an order from the Urban Search and Rescue Teams, which we believe that money was also from stimulus spending. So we’re starting to see some of that creep into our business in the Americas.
Ken Liddy, Wells Fargo — Analyst
Are there any qualified bids out there that could bring any upside to the fourth quarter?
Randy Gausman, RAE Systems, Inc. — CFO
We actually — given our guidance actually takes into consideration what we believe is our best guess for the Q4, there is actually an increased level of activity in the first responder and HazMat business. We’re still waiting for the oil companies to turn on the spigot in terms of refinery plant turnarounds, etcetera. But it looks like there’s a fairly healthy HazMat and first responder business in the Americas, in particular.
In China, I think it’s fair to say that we’re expecting to see some increase in our traditional

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businesses in oil and — not oil, but steel and the pipeline business as well.
Ken Liddy, Wells Fargo — Analyst
Good to hear
Would it be safe to say that $20 million is a level that you are comfortable with being breakeven on operations?
Randy Gausman, RAE Systems, Inc. — CFO
Well we knew we were going to get this question from somebody. Well thank you for the question.
That would be a reasonable assumption since we eked out a small profit at the $19.9 million revenue level. But I don’t think one quarter — a year makes. But certainly — with the cut in expenses that we’ve made over the past year and our focus on streamlining our operations has certainly lowered our breakeven level from what it was a year ago.
Ken Liddy, Wells Fargo — Analyst
Would it be safe to say that you’re looking for breakeven to — a slight profit in the fourth quarter, given your revenue estimates?
Randy Gausman, RAE Systems, Inc. — CFO
I think that’s probably fair. But overall, for the year, we’re still expecting a loss.
Ken Liddy, Wells Fargo — Analyst
And looking at 2010, if you’re looking for growth in 2010, I would think that you’re looking for it to be at least slightly profitable?
Randy Gausman, RAE Systems, Inc. — CFO
Yes. We’re looking to be positive— although we haven’t given any guidance on this call, and we’ll give guidance on our next call about 2010, we’re frankly planning for modest growth for 2010 just to make sure that we don’t overspend. And if the economy recovers much stronger and some of — we have some other market successes, we look to 2010 to be a good year for us.
Ken Liddy, Wells Fargo — Analyst
You’ve made a lot of changes in both your US and China management. Could you talk about some of the more significant ones, both in the US and China?
Bob Chen, RAE Systems, Inc. — CEO
The management changes were primarily in China. There are two operations. One is in our Beijing KLH operation. We acquired a formerly state enterprise, that was primarily focused on integrating the former the former state enterprise, okay? And that was a very hard job, at this stage it is all done. So we are putting a new executive to focus on the sales and marketing area for the new leadership to grow the business because we see that we need to have a growth. The other one is RAE Fushun. Fushun was the management that we inherited a formerly state-owned enterprise, and we moved to the new building, We didn’t want to disrupt the move. So afterwards we put in the new general manager, executive, from RAE Systems, he has a proven good track record and he’s been on the job for several months and is doing a good job and implementing the practices of RAE Systems.
And in the US, we recognized the need to have some good focused leadership in the business direction and the market directio. So we hired a very strong Vice President of Marketing, global marketing, Bill Jackson, and you saw the press release. And he’s a very seasoned, very experienced executive to lead our global marketing initiative.
Ken Liddy, Wells Fargo — Analyst
You mentioned earlier in the call that you were seeing some quantifiable improvements in your China operations in the current quarter based on these management changes. Could you talk about — a little bit about that?

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Bob Chen, RAE Systems, Inc. — CEO
In Fushun, we inherited a formerly state-owned enterprise manager, he could not carry out some of our business practices, like quality and cost control and manufacturing practices. So we put our best executive in there, and we’ve started to see some progress. And our Beijing executive is focused more on expanding the sales and marketing effort to grow the industrial, environmental and energy business for us.
Ken Liddy, Wells Fargo — Analyst
Has RAE Fushun fully integrated your product line?
Bob Chen, RAE Systems, Inc. — CEO
Step-by-step, it’s not fully integrated yet, but we are increasing the portion of the RAE Systems’ product, RAE Systems’ technology and our quality systems. You can see that the digital coal mining system is the new one. We injected RAE Systems’ wireless sensor technology into that product. So over time, I think they will be fully integrated like the RAE Systems other global business entities
Ken Liddy, Wells Fargo — Analyst
You had a big win with the China digital mine I guess it was last quarter. Has there been any progress with that customer?
Bob Chen, RAE Systems, Inc. — CEO
Yes, we’re going to the next phases. A lot of customer are starting to recognize the value of the digital mines, and we see more and more adoptions, not only in the big mines but also small mines as well.
Randy Gausman, RAE Systems, Inc. — CFO
We have had two digital mines safety system adoptions since the last quarrter
Bob Chen, RAE Systems, Inc. — CEO
Yes, there were two major adoptions.
Ken Liddy, Wells Fargo — Analyst
Two major adoptions? Are there opportunities in 2010 that you think you’ll be able to capture and start really achieving some of your goals with the digital mines?
Bob Chen, RAE Systems, Inc. — CEO
We believe in the value proposition is — it’s a good one and with the Chinese government — the coal price continues to rise because of the GDP growth. We believe the demand is there, and there’s more and more emphasis from the government on the safety on the coal mine. And the digital mine is one of important value and more and more coal mines recognize that. We expect wider adoption.
Ken Liddy, Wells Fargo — Analyst
Okay, great. Thanks for taking my questions.
Bob Chen, RAE Systems, Inc. — CEO
Thank you, Ken.
Operator
(Operator instructions.)

With no further questions in the queue, I would like to turn the call back over to Mr. Robert Chen for closing remarks. You may proceed.
Operator
Gentlemen, there are no further questions. I would like to turn the call back to Bob Chen for his closing remarks.
Mr. Bob Chen

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I would like to personally thank you for your participation today and your continued support of RAE Systems. I wish you all a pleasant holiday season and I look forward to speaking with you at our fourth quarter conference call in the first quarter of 2010.
Operator
Ladies and gentlemen, this concludes the third quarter 2009 earnings call for RAE Systems. Thank you for joining in.

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